UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

NYMEX Holdings, Inc.

(Name of Registrant as Specified in its Charter)

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This filing relates to the announced acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) by CME Group Inc. (“CME Group”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2008, by and among NYMEX Holdings, CME Group, New York Mercantile Exchange, Inc. and CMEG NY Inc.

NYMEX Holdings sent a letter to its customers on March 17, 2008 in respect of the proposed acquisition by CME Group. The following is a copy of the letter:

March 17, 2008

To Our Valued NYMEX Family:

We are pleased to announce today that NYMEX and CME Group have reached an agreement for CME Group to acquire NYMEX. This strategic transaction joins the world’s leading financial and agricultural exchange with the world’s leading energy and metals exchange to provide customers with the full spectrum of commodity products on one platform.

By joining the complementary product offerings of two of the industry’s leading and most dynamic exchanges, this transaction will create a diversified company, well-positioned to continue to expand in the fastest growing global markets and offer both NYMEX and CME Group customers a broader range of products and services.

Today’s announcement is the next evolution of a partnership that has been successful for many years. Since 2006, CME Group has listed NYMEX energy products on its CME Globex® electronic trading platform. As a result, every day approximately one million NYMEX contracts are traded on CME Globex, and customers have access to these markets around the clock and around the world. We have a strong history of working together to benefit our customers, and we believe our combination will build on that record.

Key benefits of this transaction for NYMEX customers include access to CME Clearing and substantial efficiencies in areas such as share requirements, security deposits and portfolio margining. This transaction will provide the widest array of products on one platform, leveraged by a broader distribution network.

CME Group has a proven track record of successfully integrating large acquisitions and benefiting its new customers by offering technology enhancements and new trading opportunities – most recently seen in a highly successful merger with the Chicago Board of Trade. We believe that CME Group is the best partner to grow the NYMEX business, and both companies are committed to delivering a seamless customer experience.

We believe that our combination will create value for our customers and strengthen our ability to offer innovative risk management products and services across all major asset classes to customers in New York, Chicago and around the world. We expect this acquisition to close in late 2008, subject to approvals of regulators, shareholders of both companies and NYMEX members, the repurchase of at least 75 percent of the NYMEX memberships by NYMEX and the satisfaction of customary closing conditions.

We appreciate your support as we work to complete this transaction and hope you share in our excitement for the tremendous opportunities we believe it offers. If you have any questions, feel free to call either one of us or Joe Raia at (212) 299-2374.

Sincerely,

Richard A. Schaeffer	James Newsome

New York Mercantile Exchange, Inc.
World Financial Center
One North End Avenue
New York, NY 10282-1101 (212) 299-2000	The New York Mercantile Exchange, Inc. offers trading in crude oil, heating oil, unleaded gasoline, natural gas, electricity, coal, propane, freight rates, emissions, gold, silver, platinum, palladium, copper, and aluminum.

Important Merger Information

In connection with the proposed transaction, NYMEX and CME Group intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including a joint proxy statement/prospectus. Such documents, however, are not currently available. Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about CME Group and NYMEX Holdings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to NYMEX Holdings, Inc., Attention: Investor Relations, at One North End Avenue, World Financial Center, New York, New York 10282, (212) 299-2000.

NYMEX Holdings and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about NYMEX Holdings’ directors and executive officers is available in NYMEX’s proxy statement, dated April 9, 2007, for its 2007 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement when it becomes available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.